Exhibit 99.1

UTSTARCOM ANNOUNCES DATE OF ITS 2007 ANNUAL MEETING OF
STOCKHOLDERS AND DEADLINES FOR SUBMITTING STOCKHOLDER
PROPOSALS

Alameda, California, July 17, 2007 — UTStarcom, Inc. (Nasdaq: UTSI) today announced that it currently plans to hold its 2007 Annual Meeting of Stockholders at 1 p.m., local time, on Thursday, September 27, 2007, at its offices located at 1275 Harbor Bay Parkway, Alameda, California 94502. Stockholders of record as of the close of business on August 13, 2007 are entitled to notice of and vote at the 2007 Annual Meeting.

Rule 14a-8 Stockholder Proposal Deadline

The 2007 Annual Meeting date represents a change of more than 30 days from the anniversary of UTStarcom’s 2006 Annual Meeting of Stockholders. As a result, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, UTStarcom has set a new deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in UTStarcom’s proxy materials for the 2007 Annual Meeting. The new deadline for delivering stockholder proposals to UTStarcom is the close of business on July 30, 2007. Such proposals should be delivered to: 1275 Harbor Bay Parkway, Alameda, CA 94502, Attention: General Counsel and Corporate Secretary. UTStarcom recommends that such proposals be sent by certified mail, return receipt requested. Such proposals also will need to comply with the rules of the Securities and Exchange Commission regarding the inclusion of stockholder proposals in UTStarcom’s proxy materials, and may be omitted if not in compliance with applicable requirements.

Bylaws Advance Notice Deadline

In accordance with the requirements for advance notice set forth in UTStarcom’s by-laws, in order for a stockholder proposal to be submitted outside of Rule 14a-8 or a director nomination to be considered timely, such proposal or nomination must be received by the General Counsel and Corporate Secretary by close of business on July 30, 2007 at the address noted above. Such proposals must comply with Article II, Section 2.5 of UTStarcom’s bylaws.

UTStarcom Inc.
1275 Harbor Bay Parkway
Alameda, CA 94502

This press release constitutes a public announcement of the date of the 2007 Annual Meeting for purposes of Article II, Section 2.5 of UTStarcom’s by-laws. A copy of UTStarcom’s by-laws is available by submitting a written request to the address noted above, Attention: Investor Relations, or by accessing UTStarcom’s website at http://investorrelations.utstar.com/downloads/UTStarcom_Bylaws_10_26_06.pdf.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. UTStarcom sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, UTStarcom has research and design operations in the United States, Canada, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, please visit the UTStarcom Web site at www.utstar.com.

Company Contact

Chesha Kamieniecki

Director of Investor Relations

UTStarcom, Inc.

510.749.1560

ckamieniecki@utstar.com

UTStarcom Inc.
1275 Harbor Bay Parkway
Alameda, CA 94502